UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 29, 2022

AUGUSTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-54653	41-2252162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 555 – 999 Canada Place, Vancouver, BC, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 687-1717

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On June 29, 2022, Augusta Gold Corp. (the “Company”) recevied the signed summary technical report for its newly acquired Reward Gold Project in Nye County, Nevada. The report titled “Mineral Resource Estimate for the Reward Project, Nye County, Nevada, USA” with an effective date of May 31, 2022 and a signing date of June 29, 2022 (the “Technical Report”), was prepared for the Company by Michael Dufresne, M.Sc., P. Geol., P. Geo., of APEX Geoscience Ltd. and Timothy D. Scott, BA.Sc., RM SME, of Kappes, Cassiday & Associates, each of whom is a qualified person under Item 1300 of Regulation S-K under the Securities Exchange Act of 1934, as amended (“S-K 1300”).

The following disclosure regarding the Reward Project is extracted or summarized from the Technical Report and readers should consult the Technical Report to obtain further particulars regarding the Reward Gold Project, which is filed herewith as Exhibit 99.1.

Reward Gold Project, Nye County, Nevada

Property Location and Access

The Reward Gold Project (the “Project” or “Reward Project”) is situated about 11.3 km (7 miles) south-southeast of the town of Beatty, NV about 3.2 km (2 miles) east of US Highway 95 in Nye County. The Project can be accessed from Beatty by paved road on Highway 95 followed by traveling two miles east on a gravel road. Several dirt roads diverge into various canyons of the Bare Mountains. The Project area lies within Sections 1, 2, 3, 4, 9, 10, 11 and 16 of Township 13 South, Range 47 East and Sections 33, 34, and 35 of Township 12 South, Range 47 East, all referred to the Mount Diablo Baseline and Meridian. The Project can be accessed from Beatty by paved road on Highway 95 followed by traveling two miles east on a gravel road. Several dirt roads diverge into various canyons of the Bare Mountains.

Figure 1: Location Map

Project Stage

The Project is an exploration stage property with measured, indicated and inferred mineral resources but no known mineral reserves.

Mineral Resource Estimates

The Technical Report details an updated mineral resource estimate (MRE) for the Reward Project. The 2022 MRE for Reward was completed by Mr. Warren Black, M.Sc., P.Geo., of APEX under the direct supervision of Mr. Dufresne, M.Sc., P.Geol., P.Geo. and the QP who takes responsibility for the MRE. Mr. Steven Nicholls, BA.Sc., MAIG, a QP and APEX’s senior resource geologist performed an internal audit of the MRE.

CR Reward and Augusta provided APEX with a drill hole database that consisted of analytical, geological, density, and collar survey information, initial estimation domains for the Good Hope Deposit and Gold Ace Zone, and a geological model that contained a stratigraphic and structural 3D interpretation. A block model size of 20 ft (X) by 20 ft (Y) by 20 ft (Z) was used for the gold estimation.

The assay data was examined using a combination of histograms, cumulative frequency plots, and summary statistics; this indicated gold samples generally exhibited a single assay population. Samples were composited to 10 ft lengths. Probability plots were used to evaluate grade statistics and determine whether capping was warranted. A capping level of 0.292 oz/st (10.01 grams per tonne [g/t]) Au was applied to samples in the Good Hope Deposit, and a cap level of 0.146 oz/st (5.01 g/t) Au to samples in the Gold Ace Zone. Semi-variograms for gold were modelled using the 10 ft composites flagged within the estimation domains. A bulk density of 2.59 g/cm3 was applied to all blocks in the Good Hope Deposit. As there is evidence for the need for a higher bulk density value for blocks flagged within the Morris Member in the Good Ace Zone, they were assigned a value of 2.70 g/cm3. However, as there is an insufficient number of bulk density measurements of the Sutton Member within the Gold Ace estimation domain, all other blocks at the Gold Ace Zone were assigned a bulk density of 2.59 g/cm3.

Ordinary kriging (OK) was used to estimate gold grades for those blocks that contained more than 1.56% mineralized material by volume. A block discretization of 2 (X) by 2 (Y) by 2 (Z) was applied to all blocks during estimation. A two-pass method was used. The first pass required a minimum of two drill holes, a maximum of 15 composites and no more than three composites from any one drill hole. Soft boundaries were used between the high and low-grade domains in the Good Hope Deposit, and mineralization and waste in the Good Hope Deposit and the Gold Ace Zone.

Estimation validation included visual inspection in plan view and in cross-section, examination of swath plots, review of mineralization/waste contact profiles and volume-variance effects. The estimate was found to be reasonable.

Mineral Resources were classified using a combination of assessment of geological confidence, data quality and grade continuity. Resource classification was determined using a three-pass strategy, where Measured was classified in the first run, Indicated in the second, and Inferred in the third run. A small portion of blocks at the northern (>6500 N) and southern (<2750 N) extents of the Good Hope Deposit were manually adjusted to Inferred as there is insufficient drilling density in the QP’s opinion to justify higher confidence classifications.

Reasonable prospects of eventual economic extraction were considered by constraining the estimate within a conceptual pit shell that used the assumptions in Table 1.1.

Table 1.1. Reward Conceptual Open Pit Parameters.

Parameter	Unit (Imperial)	Cost (Imperial)	Unit (Metric)	Cost (Metric)
Gold Price	US$/oz	1,700	US$/g	54.656
Gold Metallurgical Recovery	%	80%		80
Pit Wall Angles	°	48-58	°	48-58
Mining Cost	US$/st	2.00	US$/tonne	2.20
Processing Rate	Mst/a	3	Mtonne/a	2.7
Processing Cost	US$/st	$5.50	US$/tonne	$6.06
G & A Cost	US$/st	0.75	US$/tonne	0.80
Cut-off Grade (break even)	oz/st	0.0047	g/tonne	0.158
Royalty	%	3%		3

The MRE for the Reward Project is presented in Table 1.2 below.

Table 1.2. Reward Project Mineral Resource Estimate at May 31, 2022 Based on USD$1,700/oz. Au

Classification	Tonnage (Mt)	Average Grade (g/t)	Contained Au (koz)
Good Hope
Measured	6.19	0.86	169.9
Indicated	10.76	0.69	240.0
M&I Total	16.94	0.75	409.9
Inferred	0.29	0.56	5.3
Gold Ace
Indicated	0.83	0.63	16.8
Inferred	1.03	0.73	21.8
Reward (Combined Good Hope and Gold Ace)
Measured	6.19	0.86	169.9
Indicated	11.58	0.69	256.8
M&I Total	17.77	0.75	426.7
Inferred	1.23	0.68	27.1

Notes:

1.	Oxide estimated Mineral Resources are reported within a pit shell using the Lerch Grossman algorithm, a gold price of US$1,700/oz and a recovery of 80% for Au were utilized.
2.	Mining costs for mineralized material and waste are US$2.20/tonne.
3.	Processing and general and administration are US$6.06/tonne and US$0.83/tonne per tonne processed, respectively.
4.	Due to rounding, some columns or rows may not compute as shown.
5.	Estimated Mineral Resources are stated as in situ dry metric tonnes and are partially diluted.
6.	The estimate of Mineral Resources may be materially affected by legal, title, taxation, socio-political, marketing, or other relevant issues.
7.	The effective date of the Reward mineral resource estimate is May 31, 2022.

Property Holdings

The Project area lies within Sections 1, 2, 3, 4, 9, 10, 11 and 16 of Township 13 South, Range 47 East and Sections 33, 34, and 35 of Township 12 South, Range 47 East, all referred to the Mount Diablo Baseline and Meridian.

Canyon Resources Corporation (Canyon Resources) holds a 100% interest in the mineral claims that form the Project. In 2008, Canyon Resources assigned all of the patented and unpatented claims comprising the Project to an entity which was subsequently converted into CR Reward.

The Project encompasses 121 unpatented Bureau of Land Management (BLM) placer and lode mining claims and six patented placer mining claims, totalling approximately 2,333 net acres (944 hectares). Only the patented claims have been legally surveyed. Under United States mining law, claims may be renewed annually for an unlimited number of years upon a small payment per claim (currently $155 per claim due to the BLM and an aggregate $1,502 due to Nye County) and the same claim status—whether lode or placer—may be used for exploration or exploitation of the lodes or placers.

Several blocks of unpatented claims are leased by CR Reward from underlying owners, and are referred to as Connolly, Webster, Orser–McFall and Van Meeteren leases.

Connolly Lease

This lease agreement (the Connolly Lease), effective as of September 28th, 2004, covers a two-third interest in each of the Sunshine and Reward unpatented lode claims (collectively, the Connolly Claims). The Connolly Lease is for an initial term of 20 years and continues so long thereafter as the Project remains in commercial production. A 3% NSR royalty is payable on any minerals mined from the Connolly Claims, but is reduced to 2% due to the fact that CR Reward only owns a two-third interest in the Connolly Claims. Annual advance minimum royalty payments are payable under the Connolly Lease in an amount equal to $10,000 per year. These annual advance minimum royalty payments shall be applied toward, credited against and fully deductible from earned mineral production royalty payments due from the Connolly Claims.

Webster Lease

This lease agreement (the Webster lease), effective as of November 9, 2004 (as amended on November 9th, 2004 and November 8th, 2006), covers a one-third interest in each of the Sunshine and Reward unpatented lode claims and a half interest in the Good Hope unpatented lode claim (collectively, the Webster Claims). The Webster Lease is for an initial term of 20 years and continues so long thereafter as the Project remains in commercial production. A 3% NSR royalty is payable on any minerals mined from the Webster Claims, but is (i) reduced to 1% on the Sunshine and Reward claims due to the fact that the lessee only owns a one-third interest, and (ii) reduced to 1.5% on the Good Hope claim due to the fact that CR Reward only owns a half interest in this claim. Annual advance minimum royalty payments are payable under the Webster Lease in an amount equal to $7,500 per year. The annual advance minimum royalty payments paid in any given year may be applied toward, credited against and fully deductible from any earned mineral production royalty payments due on the Webster Claims during the calendar year in which such annual advance minimum royalty payments are due.

Orser–McFall Lease

This lease agreement (the Orser–McFall Lease), effective as of February 5, 2005 (as amended on August 18th, 2005 and November 14th, 2006), applies to 12 unpatented lode and six unpatented placer mining claims (collectively, the Orser–McFall Claims). The Orser–McFall Lease is for an initial term of 20 years and continues so long thereafter as the Project remains in commercial production. The lessors under the Orser–McFall Lease own 100% of the Orser–McFall Claims, except for the Good Hope claim, in which they own a half interest (the other half being owned by the Daniel D. Webster Living Trust and leased to CR Reward pursuant to the Webster Lease). A 3% NSR royalty is payable on minerals mined from the Orser–McFall Claims, but is reduced to 1.5% on the Good Hope claim due to the fact that the lessee only owns a half interest in that claim. Annual advance minimum royalty payments are payable under the Orser–McFall Lease in an amount equal to $20,000 per year. These annual advance minimum royalty payments shall be applied toward, credited against and fully deductible from earned mineral production royalty payments due from the Orser-McFall Claims.

Van Meeteren et al Lease

This lease agreement (the Van Meeteren Lease), effect as of December 1st, 2011 (applies to the Double RS and the Durlers Hope unpatented placer claims (the Van Meeteren Claims). The Van Meeteren Lease is for an initial term of 20 years and continues so long thereafter as the Project remains in commercial production or CR Reward is actively conducting exploration, development, reclamation or remediation operations. A 3% NSR royalty is payable on minerals mined from the Van Meeteren Claims. Annual advance minimum royalty payments are payable under the Van Meeteren Lease in an amount equal to $15/acre from 2011 through 2020, for a total of $1,800 per year, and $20/acre from and after 2021, for a total of $2,400 per year. These annual advance minimum royal payments are recoupable from earned mineral production royalties. All payments described above have been timely paid by CR Reward and its predecessor and the agreements are all in good standing.

The Project area mainly consists of Federal public domain lands administered by the BLM. There are no State or private tracts within the Project area, except the six patented claims owned by CR Reward, all of which carry surface and mineral rights ownership.

The Project is not subject to any other back-in rights payments, agreements or encumbrances.

CR Reward has the right to use 391,494 m3 (317.39 acre-ft) of water annually under Application No. 61412, Certificate No. 16384 and Permit No. 76390.

The Amargosa River basin is an enclosed basin, and the water rights are thus not affected by the Colorado River Compact or other agreements.

Infrastructure

The Project is located seven miles by road southeast of Beatty, a town of approximately 1,000 people that serves as a transit hub and service centre for travellers between Las Vegas and Reno, and those going to Death Valley. Several motels and restaurants, gas stations, a post office, and several small stores provide basic services.

The Project is currently serviced by an existing 14.4/24.9 kV power line owned and operated by Valley Electric. A water well currently provides water for exploration activities.

Project employees would likely be recruited from the local area, including the communities of Beatty, Amargosa, and Pahrump, located within Nye County, and the regional urban centre of Las Vegas, located within Clark County. There is available nearby accommodation to the Project site in Beatty and other smaller communities

The Project has sufficient land area, with adjacent public-domain lands also potentially available, to allow mine development, including space for the mining operations, waste rock disposal facilities (WRDs), heap leach pads and processing plants.

Geological Setting, Mineralization and Deposit Type

Mineralization in the Good Hope Deposit and Golden Ace Zone can be classified as examples of a structurally controlled, locally disseminated, sediment hosted, mesothermal quartz vein gold deposit.

The Project is hosted within the Bare Mountain Complex which lies within an intricate tectonic setting of the Nevada Basin and Range Province.

The Bare Mountain Complex consist of up to 6,096 m (20,000 ft) of Upper Proterozoic to Paleozoic marine sedimentary rocks in the lower plate that have been juxtaposed against Miocene silicic volcanic sequences in the upper plate. The lower plate units were deformed through folding, thrust faulting, low and high angle normal faulting during a Mesozoic compression event, and have been metamorphosed from lower amphibolite to sub-greenschist grade. Two dominant normal fault sets have been mapped in the lower plate, including the moderately east-dipping Bare Mountain and Gold Ace faults, and shallowly southeast-dipping faults that cut or curve into east-dipping faults.

The Project is located on the southwestern flank of the Bare Mountain Complex and is underlain by moderately-deformed marine clastic and carbonate rocks of Late Proterozoic and Late Cambrian age that have been metamorphosed to greenschist grade. Tertiary and younger alluvium cover the lower slopes and the adjacent Armagosa Valley to the south and west. The east-dipping Gold Ace fault, locally termed the Good Hope fault zone, separates northeast dipping Late Proterozoic to Early Cambrian units in the footwall block from Middle to Late Cambrian units in the hanging wall block.

The gold mineralization in the Good Hope Deposit is spatially associated with, and along, the Good Hope fault zone, and is primarily hosted in altered and veined Wood Canyon Formation, and to a lesser extent, in the Juhl and Sutton Members of the Stirling Formation. Mineralization hosted along the contact between the Sutton and Morris Marble Members of the Stirling Formation is referred to as the Gold Ace Zone. Although there are small historic prospects along the Good Hope fault zone, most of the historic production came from the Gold Ace Zone.

Historical Operations

Historical exploration of the Project was completed by several other companies from 1976 to 2004, including Galli Exploration Associates (Galli Exploration), Teco Inc. (Teco), St. Joe Minerals Corporation (St Joe), Gexa Gold Corp (Gexa), Cloverleaf Gold Inc. (Cloverleaf), Homestake Mining Company (Homestake), Pathfinder Gold Corporation (Pathfinder), Bond Gold Exploration Inc. (Bond Gold), Barrick, US Nevada Gold Search (USNGS), Rayrock Mines, Inc (Rayrock), Glamis Gold, Ltd. (Glamis Gold), and Marigold Mining Company (Marigold Mining). Historical exploration included airborne geophysics, reverse circulation (RC) and core drilling, initial metallurgical testwork, mineral resource estimates and technical studies.

Canyon Resources acquired the Project in 2004, and together with Atna Resources Ltd. (Atna) and CR Reward, have completed data compilation and validation, ground induced polarization/resistivity geophysical surveys, RC and core drilling, mineral resource and mineral reserve estimates, metallurgical testwork, permitting studies, environmental baseline studies, and technical studies. The following permits and authorizations were granted to CR Reward in 2007:

•	Plan of Operations authorized under N-82840.

•	Water Pollution Control Permit (WPCP); WPCP NEV2007101.

•	General construction permit; NVR100000 CSW-17415.

•	Water rights permitted by Nevada Division of Water Resources (NDWR) under Mining, Milling, & Domestic permit 76390.

•	Mining reclamation permit granted by the Bureau of Mining Regulation and Reclamation (BMRR) under mine site permit #0300.

•	Nevada Bureau of Air Pollution Control (BAPC) authorized Class II Air Quality permit AP1041-2492.

Exploration, Drilling and Sampling

A total of 376 drill holes, totalling 43,729.7 m (143,470 ft) have been completed at the Project between 1987 and 2018. Of this total, 35 are core holes totalling 4,094.4 m (13,433 ft) and 341 are RC holes totalling 39,635.3 m (130,037 ft).

For CR Reward’s 2017–2018 drill program, drill hole locations were established using hand-held global positioning system (GPS) instruments and upon completion of the program, the collar locations were re-surveyed by a licensed surveyor. Down-hole surveys were completed at regular intervals, usually 7.6 m (25 ft), using an EZ-Shot system that records the magnetic heading, dip of the hole and magnetic field in the hole. A total of 398 measurements were collected for the 28 holes drilled in 2017–2018. Core recovery during the core drilling was very good, exceeding 95% on average, with losses mainly in highly shattered zones.

There is limited documentation available detailing the sample preparation, analyses and security of historical drill sampling programs conducted from 1987 to 2000 by Homestake, Gexa, Pathfinder, Cloverleaf, USNGS and Barrick. RC drill holes completed in 2006–2007 were sampled on 1.5 m (5 ft) intervals, and cores on 0.9 m (3 ft) intervals. The 2011–2013 RC holes were also sampled at 1.5 m (5 ft) intervals.

Independent assay laboratories were used in the 2006-2007 Canyon Resources, the 2011-2013 Atna and 2017-2018 CR Reward programs, including ALS Chemex Laboratory in Sparks, Nevada (certified to ISO 9001:2000 for selected techniques), Inspectorate America Corporation (Inspectorate) in Sparks, Nevada (certified to ISO 9001:2000 for selected techniques), Florin Analytical Services (FAS) in Reno, Nevada (not certified).

The 2006–2007, 2011-2013 and the CR Reward 2017-2018 drilling programs included the submission of standard and blank materials as part of the Quality Assurance and Quality Control (QA/QC) program. Assay control protocols during these modern periods of drilling included the insertion of certified standards, blanks and duplicates at acceptable insertion rates for all of the data.

CR Reward drilling and sampling was carried out under the supervision of CR Reward geologists. The chain custody involved from the field to the sample preparation facility was continually monitored. Drill core was collected from the drill rig by CR Reward personnel and transported to a secure logging facility in Beatty, Nevada for the first half of the drill program. For the second half of the program the drill core was shipped to the ALS laboratory facility in Reno for logging.

Subsequent to completion of core logging and photography, the sampling protocol involved:

•	The core and core box were marked for by CR Reward personnel for sample collection and sample tags were stapled to the core box at the beginning of the interval. The dominant sample interval length was 5ft with lengths adjusted based on lithological and alteration changes. The maximum sample length of 4.6 m (15 ft) and minimum of 0.2 m (0.7 ft).
•	Whole HQ-size core was cut in half (rock sawed) by ALS staff at their Reno facility. Sawed core sample intervals were recorded on daily cut core sheets for review each day.
•	Samples for geochemical analysis were collected by laboratory personnel and placed into bags. The samples comprised one half of the HQ-size core, with the remaining core for each retained in their original core boxes. Core split by ALS staff were retained in core boxes stored in secured ALS warehouses.

Standard reference material blanks and field duplicates were inserted into the sample sequence at the rate of approximately one in every 10 samples.

The 2017–2018 drill program totalled 3,443 m (11,296 ft), which included 28 core-holes, 2,330 samples, and 22 unsampled intervals due to poor or no core recovery. A total of 2,760 samples, inclusive of QA/QC samples, were submitted to ALS and Florin Analytical (FLOR) for preparation and analyses. All geochemical analyses were completed by ALS, with the exception of CRR17-004 that was analysed at FLOR. ALS is an independent, accredited laboratory with ISO 9001:2000 certification. Figure 11.1 is a flowsheet summarizing the sample preparation and analysis protocols used for the 2017–2018 drill program.

CR Reward personnel arranged shipping to the ALS facility in Reno, Nevada, for sample preparation and geochemical analysis. Samples were logged into a computer-based tracking system, weighed and dried. Samples were removed for bulk density measurements conducted using paraffin wax coated samples and a water displacement method (ALS code OA-GRA09a). Bulk density determinations were carried out at ALS’ Vancouver laboratory and these samples were not re-inserted for assaying. The entire assay sample was crushed so that +70% passes a 2 mm screen, then a 250 g (8.8 oz) split was selected and pulverized to better than P85 <75 µm (ALS code PREP-31Y). Two 30 g (1.1 oz) aliquots were extracted from the pulp and one 30 g (1.1 oz) sample was analysed for gold using a fire assay fusion, digestion and with atomic absorption spectroscopy followed up with an inductively-coupled plasma atomic emission spectroscopy (ICP-AES) finish (ALS code Au-AA23). The second 30 g (1.1 oz) sample was analysed using a cyanide leach digest followed by a AA finish (ALS code Au-AA13). Any fire assay samples that returned >0.292 oz/st Au were re-assayed using a second fire assay fusion with a gravimetric finish (ALS code Au-GRAV21). A 0.25 g (0.0089 oz) aliquot was split off for multi-element analysis using four acid digestion (ALS code ME-MS61m) with an inductively coupled plasma mass spectrometry (ICP-MS) finish. All assay analyses were completed at the ALS’ Reno laboratory.

In the case of FLOR, CR Reward arranged sample shipping to the FLOR laboratory in Reno, Nevada for sample preparation and geochemical analysis. Core submitted to FLOR were intended for metallurgical test work. Upon arrival at the laboratory, the core was laid out and the marked sample intervals were removed for physical testing (comminution test work) and bulk density test work. The remaining intervals (1.5 m (5 ft) intervals or as marked by CR Reward personnel) were bagged, weighed and stage crushed to minus 25 mm (0.98 inch). From each interval a 1,000 g (35.3 oz) portion was riffle split out, weighed and dried to a constant weight at 106°C. The dried material was then crushed to -1.7 mm (0.067 inch) and a 500 g (17.6 oz) portion was split out and ring and puck pulverized to -0.15 mm (0.0059 inch). The 500 g (17.6 oz) portions were used for interval assays. Several sample intervals weighed <5 kg; for these samples only a 500 g (17.6 oz) portion was split out from the 25 mm (0.98 inch) crushed material. The 500 g (17.6 oz) portion was dried and crushed to -1.7 mm (0.067 inch) and then ring and puck pulverized to -0.15 mm (0.0059 inch). A 50 g aliquot was extracted from the pulp and was analyzed for gold using a FA fusion, digestion and with AAS finish (FLOR code 4018). Silver was analyzed using four-acid digestion with an AAS finish (FLOR code 7048). Additionally, select samples were assayed for gold, silver and copper by gold cyanidation with a 24-hour cyanide shake and AAS finish (FLOR code 6007).

The sample collection, security, transportation, preparation, insertion of geochemical standards and blanks, and analytical procedures are within industry norms and best practices. The procedures used by CR Reward personnel are considered adequate to ensure that the results disclosed are accurate within scientific limitations and are not misleading. The procedures and assay control protocols employed by CR Reward in the 2017–2018 drill program are considered reasonable and acceptable for use in Mineral Resource estimation.

Data Verification

The drill hole database was exported and provided to APEX from CR Reward on April 19, 2018 and consisted of 386 collar entries. Upon review by APEX personnel, it was determined that there are 376 drill hole collars and 10 road cut or trench locations/entries. The 10-road cut and trench entries were removed from the database for resource estimation purposes. APEX thoroughly reviewed the drill hole database and the validation conducted by CR Reward in 2015 to 2017.

The drill hole database used by APEX personnel for resource estimation, including the recently-completed 2017–2018 drill holes, consists of 143,330 ft in 376 drill holes. The database includes 129,897 ft in 341 pre-CR Reward reverse circulation (RC) holes, 2,137 ft in seven pre-CR Reward core holes and 11,296 ft in 28 core holes completed during late 2017 to early 2018 CR Reward. The pre-CR Reward drill holes were completed between 1987 and 2013, with 276 holes completed between 1987 and 1999, and 72 holes between 2000 and 2013. The 2017–2018 core holes combined with the pre- CR Reward core holes represent about 9.4% of the total drilling. The QP considers the proportion of core holes to RC holes to be acceptable for Mineral Resource estimation.

The assay database consists of 26,092 sample intervals, with 23,762 intervals for the historic drill holes and 2,330 intervals for the 2017–2018 core holes. The sample database contains 336 entries of -9 and 80 blank entries, (less than 1.6% of the database). Most of these entries are attributed to non-sampled intervals, especially the greater than 5 ft intervals (70 samples) and collar/overburden top of hole intervals. The remaining dominantly 5 ft intervals without samples are attributed to poor recovery or lost samples.

Verification Program

The 2017 verification program completed by CR Reward (2017), and reviewed by the QP, included the following:

•	Verifying collar data versus geologic logs or certificates from surveyors.
•	Verifying collar elevations versus recent or available topography.
•	Verifying down-hole survey data versus geologic logs and certificates.
•	Verifying assay values versus laboratory certificates or geologic logs where certificates were not available.

All collar, survey and assay data for the 28 holes drilled by CR Reward in 2017 and 2018 were verified as part of the database management process and are excluded from the following summary.

Mineral Processing and Metallurgical Testing

Metallurgical test work on the Project includes historical work completed by Rayrock Mines Inc. during 1998 and McClellend in 2007 and 2008 with confirmatory test work being performed by KCA in 2018. Metallurgical test work completed to date includes 34 bottle roll tests and 21 column tests along together with preliminary agglomeration and compacted permeability testing. Results from these tests show that the mineralization is amenable to cyanide leaching with reasonable reagent consumptions.

Metallurgical samples from historical and recent KCA test programs appear to be spatially representative for the Good Hope Deposit. Results from KCA’s 2018 test program confirmed the results from the 2007–2008 McClelland campaign with an average laboratory gold recovery of 81% for the Good Hope Deposit. The program also included bottle roll and duplicate column leach tests on the Gold Ace Zone. Results for Gold Ace show significantly lower column recoveries compared to the Good Hope Deposit.

Key design parameters from the metallurgical test work for the Good Hope Deposit include:

•	Crush size P80 of ¼ inch.

•	Estimated field gold recovery of 79% including a 2% field deduction. Based on column tests, it is possible additional ounces may be realized during secondary leaching of ore from leaching upper lifts and during heap rinsing as it appears most columns were still slowly leaching at the termination of the columns.

•	Design leach cycle of 125 days.

•	Average field sodium cyanide consumption of 0.73 lb/st ore.

•	Average field lime consumption of 1.53 lb/st of material based on 100% CaO purity.

•	Cement agglomeration is not required up to heap heights of 262 ft.

No deleterious elements are known from the processing perspective.

Permitting

The current Project area includes public and private lands within Nye County, Nevada. The Project, therefore, falls under the jurisdiction and permitting requirements of Nye County, the State of Nevada (primarily the BMRR) and the BLM.

The following permits and authorizations were granted to CR Reward:

•	Plan of Operations authorized under N-82840.

•	Water Pollution Control Permit (WPCP); WPCP NEV2007101.

•	Water rights permitted by Nevada Division of Water Resources (NDWR) under Mining, Milling, & Domestic permit 76390 and permit 89658.

•	Mining reclamation permit granted by the Bureau of Mining Regulation and Reclamation (BMRR) under mine site permit #0300.

•	Nevada Bureau of Air Pollution Control (BAPC) authorized Class II Air Quality permit AP1041-2492.

The reader is referred to Evans et al. (2019) for additional information regarding permitting considerations for mining activities at the Project. Regarding exploration activities, during early phases of exploration, when surface disturbance is generally limited, authorization from the BLM is conditionally granted under a notice (40 CFR § 3890.21). There are currently no exploration notices associated with the Project and none are likely to be granted given the Project has a mine plan of operations (MPO) that was granted in 2020.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Name
99.1	Technical Report Summary for the Reward Gold Project
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUGUSTA GOLD CORP.

Date: July 6, 2022	By:	/s/ Tom Ladner
	Name:	Tom Ladner
	Title:	VP Legal